As filed with the Securities and Exchange Commission on October 1, 1999
                                             Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

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                    CARDIODYNAMICS INTERNATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)

          CALIFORNIA                                       95-3533362
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                       Identification No.)

                                ---------------

         6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121
                                 (619) 535-0202
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                ---------------

                                Michael K. Perry
                            Chief Executive Officer
                    CardioDynamics International Corporation
         6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121
                                 (619) 535-0202
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                    Copy to:

                             David R. Snyder, Esq.
                         Pillsbury Madison & Sutro LLP
                         101 West Broadway, Suite 1800
                          San Diego, California 92101

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        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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    Title of Each
 Class of Securities      Amount To Be        Proposed Maximum Offering         Proposed Maximum Aggregate          Amount of
   To Be Registered        Registered             Price Per Share(2)                Offering Price(2)           Registration Fee
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Common stock, no par
value per share          375,000 shares(1)               $3.54                          1,327,500                    $369.05
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Total                    375,000 shares(1)                                              1,327,500                    $369.05
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(1) Includes (i) up to 375,000 shares of common stock to be issued upon the exercise of Warrants to Purchase Common Stock and (ii) an indeterminate number of additional shares of common stock as may from time to time become issuable upon exercise of the Warrants to Purchase Common Stock by reason of stock splits, stock dividends and similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock on September 26, 1999, as reported on the Nasdaq SmallCap Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS


                                 375,000 SHARES

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                                  COMMON STOCK

     Our common stock is traded on the Nasdaq SmallCap Market under the symbol "CDIC." On September 30, 1999, the closing sale price of CardioDynamics common stock as reported on the Nasdaq SmallCap Market was $[____] per share.

     These shares of common stock are being sold by AGR Halifax Fund, Ltd.; Raphael, L.P.; Ramius Fund, Ltd.; AG Super Fund International Partners, L.P.; GAM Arbitrage Investments, Inc.; AFO Capital, LLC and Leonardo, L.P., as the selling shareholders. The shares are issuable upon exercise of warrants at $3.54 per share. We issued the warrants to the selling shareholders in exchange for cancellation of the selling shareholders' rights to cause us to issue shares of Series B preferred stock to them. The warrants expire on August 25, 2004.
We will not receive any part of the proceeds from the sale.

     See "Risk Factors" on Page 3.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

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               The date of this prospectus is October [__], 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sells all the shares.

     --  Annual Report on Form 10-KSB for the year ended November 30, 1998;

     -- Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1999 and May 31, 1999;

     -- Current Report on Form 8-K dated June 5, 1999 for an event on May 28, 1999; and

     -- Registration Statement on Form 8-A filed with the SEC on April 19, 1984. This filing describes the terms, rights and provisions applicable to our common stock.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Shareholder Services
     6175 Nancy Ridge Drive, Suite 300
     San Diego, CA 92121
     (619) 535-0202

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-[------------]).

                  ABOUT CARDIODYNAMICS INTERNATIONAL CORPORATION

     At CardioDynamics International Corporation, we develop, manufacture and market heart monitoring devices which provide physicians with continuous data on a wide range of parameters relating to blood flow and heart function. Unlike other cardiac function monitoring technologies, our monitors are non-invasive. Our primary products, the BioZ(R) System, the BioZ(TM) Portable, and the BioZ.com(TM) use a technology called thoracic electrical bioimpedance to obtain data which is typically available only through a time-consuming, costly, and potentially dangerous invasive procedure known as right-heart catheterization, or as pulmonary artery catheterization.

     Our principal executive offices are located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, and our telephone number is (619) 535-0202. Our common stock trades on the Nasdaq Stock Market(SM), under the symbol CDIC.

                                   RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in shares of our common stock.

DEPENDENCE ON BIOZ(R) PRODUCT LINE WHOSE MARKET ACCEPTANCE IS UNCLEAR

     Our future is dependent upon the success of the BioZ product line and similar products that are based on the same technology. The market for thoracic electrical bioimpedance products is in a relatively early stage of development, and it is possible that this market will never fully develop. The long-term commercial success of the BioZ(R) product line and any follow-on products requires widespread acceptance of our thoracic electrical bioimpedance products as safe, efficient, and cost-effective. Widespread acceptance would represent a significant change in medical practice patterns. Historically, some medical professionals have indicated hesitancy in using thoracic electrical bioimpedance products such as analog-based monitors previously manufactured by us. Invasive procedures, such as pulmonary artery catheterization, are generally accepted in the medical community and have a long history of use.

     We have limited clinical data with which to demonstrate the clinical benefits of our products. However, we have sponsored and plan to continue to sponsor and/or conduct clinical trials that we hope will demonstrate consistent clinical benefits resulting from the use of our products. We cannot be certain that these clinical trials will be completed or if they will have a positive outcome or if a positive outcome in these trials would be sufficient to enable acceptance of the BioZ(R) product line by the medical community. We are unable to predict whether, if at all, our products will be widely accepted by members of the medical community.

     The following conditions may limit the accuracy of our products, such as:

 .  Severe shock;

 .  Aortic valve insufficiency;

 .  Very high blood pressure;

 .  Abnormal heart rhythms;

 .  Heart rates greater than 180 beats per minute;

 .  Patients who are shorter than 47";

 .  Patients who weigh less than 66 lbs.;

 .  Extreme patient movement.

     Failure of the BioZ product line to gain widespread acceptance in the medical community, and to maintain such acceptance, would negatively impact our ability to stay in business.

HISTORY OF LOSSES AND EXPECTED CONTINUED LOSSES

     Since our emergence from bankruptcy proceedings in 1993, we have had large annual losses in the course of researching, developing and enhancing our technology and products and establishing our sales, marketing, and administrative organizations. We anticipate that our operating expenses will increase substantially in the foreseeable future as we increase our sales and marketing activities, expand our operations and continue the development of our technology. Accordingly, we expect to incur additional losses in the future and it is possible that we will never achieve or sustain revenue growth or profitability.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

     Commercialization of the BioZ(R) product line and the development and commercialization of any additional products will require substantial expenditures. Our capital requirements will depend on numerous factors, including:

     . Our rate of sales growth--fast growth could actually increase our need for additional capital to hire additional staff, purchase additional component supplies, and supply additional support services;

     . Our progress in marketing-related clinical evaluations and product development programs--these programs represent potential avenues for growth, but will require additional capital;

     . Our receipt of, and the time required to obtain, regulatory clearances and approvals--the longer regulatory approval takes, the more working capital we need to support our regulatory and development efforts in advance of sales;

     . Resources we devote to the development, manufacture and marketing of our products--any decision we make to improve, expand or simply change our process, products or technology will require increased funds;

     . Resources required to hire and develop medical sales representatives and independent distributors and to develop internal manufacturing capacity--requires substantial working capital;

     . Facilities requirements--as we grow we may need additional manufacturing, warehousing and administration facilities and the costs of the facilities would be borne long before any increased revenue from growth would occur;

     . Market acceptance and demand for our products--although growth could increase our capital needs, the lack of growth and continued losses would also increase our need for capital; and

     . Our ability to speed up hospitals' otherwise lengthy purchasing processes by offering leasing programs as an alternative to outright purchasing.

     The timing and amount of such capital requirements cannot be accurately predicted. We may be required to raise additional funds through public or private financing, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our current debt load, our history of losses or our technology's lack of acceptance as too great a risk to bear and, as a result, such additional funding may not be available on attractive terms, or at all. If we cannot obtain additional capital when needed we might be forced to agree to unattractive finance terms, or to finance internally by discontinuing certain operations, such as research and development, which we view as not essential to day-to-day operations. Such decisions could impair our ability to go forward with our current plans, or at all.

COMPETITION FROM OTHER PRODUCERS; AND TECHNOLOGICAL CHANGE WHICH MAY BENEFIT OUR COMPETITORS

     We compete with other companies that are developing and marketing non-invasive hemodynamic monitors. We are also subject to competition from invasive-technology companies, including Baxter Healthcare Corporation, which have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than we do. Such competitors may be able to devote greater resources to the development, promotion and sales of their products.

     The current widespread acceptance of pulmonary artery catheterization, and lack of widespread acceptance of thoracic electrical bioimpedance, is an important competitive disadvantage that we must overcome. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share. Any of these could hurt our business, results of operations and financial condition. It is possible that we will not be able to compete successfully.

     The introduction by others of products embodying new technologies and the emergence of new industry standards could render our products obsolete and unmarketable. Other companies may develop and introduce products and processes competitive with or superior to ours. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of our products. Accordingly, our products' life cycles are difficult to estimate. To compete successfully, we must continually develop and introduce new products that keep pace with technological advancements, respond to evolving consumer requirements and achieve market acceptance.

     We may not succeed in satisfactorily and timely developing and introducing additional products. Even if we succeed in developing and marketing products that achieve market acceptance, our competitors may develop and market products that will replace ours.

TECHNOLOGICAL CHANGE IS DIFFICULT TO PREDICT AND TO MANAGE

     Although not in fact a new company, we currently face many of the challenges that are typically faced by new companies just emerging from the development phase. The BioZ(R) product line has required, and any future products will require, substantial development efforts and compliance with all governmental clearance/approval requirements. We have to continue to build up our sales and marketing functions. We may encounter unforeseen technological or scientific problems that may force abandonment or substantial change in the development of a specific product or process. Technological change or product developments by others may also have a significant negative effect on us.

ABILITY TO MANAGE GROWTH

     If successful, we will experience a period of growth that could place a significant strain upon our managerial, financial and operational resources.
Our infrastructure, procedures and controls may not be adequate to support our operations and to achieve the rapid execution necessary to fully exploit any future market opportunity for our products. Our future operating results will also depend on our ability to complete our geographic network of direct sales persons and distributors, expand our sales and marketing organizations, and fill out our support staff organization. If we are unable to manage expansion effectively, our business, results of operations and financial condition will suffer. However, we are not promising you that such expansion or growth will occur.

CONTROL BY OUR CO-CHAIRMEN

     Allen E. Paulson and James C. Gilstrap, the co-chairmen of CardioDynamics, beneficially own, directly or through CardioDynamics Holdings, LLC, which they control, approximately 45% of the outstanding shares of our common stock (including shares owned by others which CardioDynamics Holdings, LLC has the right to vote). In addition, Mr. Paulson's sons beneficially own another 7% of the outstanding shares of common stock. Accordingly, Messrs. Paulson and Gilstrap, as a group, are able to control CardioDynamics and direct our affairs and business, including any future issuances of common stock or other securities, merger and acquisition decisions, declaration of dividends and the election of directors. Further, in their position as holders of our stock, they have no duty to act in the best interests of CardioDynamics. Our stock price and our ability to raise capital could be injured if they were to sell even a portion of their holdings on the open market.

WE MAY NOT CONTINUE TO RECEIVE NECESSARY APPROVALS FROM THE FOOD AND DRUG ADMINISTRATION

     Our products and activities are subject to extensive regulation by the FDA and other governmental authorities. Delays in receipt of, or failure to obtain, regulatory clearances and approvals, or any failure to comply with regulatory requirements, could have a very negative effect on our business.

     Our thoracic electrical bioimpedance products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Under the federal Food, Drug, and Cosmetic Act (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for medical devices, in order to ensure that medical devices distributed in the United States are safe and effective for their intended use.

     Before a new device can be introduced into the market, the manufacturer generally must obtain either FDA 510(k) clearance or approval of a pre-market approval application. Following submission of a 510(k) or PMA application, the manufacturer may not market the new device until an order is issued by the FDA granting clearance or approval, which can entail an expensive, lengthy and uncertain process. We have received a marketing clearance for the BioZ(R) System, the BioZ(TM) Portable and the BioZ.com(TM). However, such clearances are subject to continued FDA audits and can be rescinded. Further, we plan to submit additional new products for FDA approval in the future. It is possible that our future products might not gain FDA approval in a timely fashion, or at all. It is also possible that our current products may someday lose their FDA approval.

     We are also subject to routine inspection by the FDA and state agencies, such as the California Department of Health Services, for compliance with Good Manufacturing Practice (GMP) requirements, Medical Device Reporting requirements and other applicable regulations. Although we work hard at attempting to comply with all governmental regulations, it is possible that an inspector could someday find a violation. Such a violation could result in government action ranging from warning letters to fines to criminal prosecution. Should we ever incur a significant penalty it is possible it would be detrimental to us. The FDC Act requires that medical devices be manufactured in accordance with Good Manufacturing Practice requirements.

     Good Manufacturing Practice requirements specify, among other things, that:

     . the manufacturing process be regulated and controlled by the use of written procedures;
     . the ability to produce devices which meet the manufacturer's specifications be validated by the extensive and detailed testing of every aspect of the process; and
     . any deficiencies in the manufacturing process or in the products produced be investigated and detailed records kept.

     Manufacturing facilities are subject to FDA inspection on a periodic basis to monitor compliance with current GMP requirements. Labeling and promotional activities are regulated by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device require a new 510(k) submission. If the FDA requires us to submit a new 510(k) notice for any product modification, we may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA.

     The FDA regulates computer software that performs the function of a regulated device or that is intimately associated with a given device, such as control software for diagnostic devices like our products. The FDA is reevaluating its regulation of such software, and if the FDA undertakes increased or more rigorous regulation of such software, the BioZ(R) product line and related products may become subject to further regulatory processes and clearance requirements.

     Laws and regulations regarding the manufacture, sale and use of medical devices are subject to change and depend heavily on administrative interpretations. Future changes in the regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, may adversely affect us.

WE MAY NOT RECEIVE APPROVALS BY FOREIGN REGULATORS WHICH ARE NECESSARY FOR FOREIGN SALES

     Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary from country to country. If we or our international distributors fail to obtain or maintain required pre-market approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to file revised governmental notifications, cease commercial sales of our products in the applicable countries, or otherwise cure
the problem   Such enforcement action by regulatory authorities could be costly.

     In order to sell our products within the European Economic Area, we have to comply with the European Commission's Medical Device Directive and to affix a "CE" marking on our products to attest such compliance. In November 1998 we received authorization from TUV Rhineland of North America to place the CE Mark on our BioZ.com(TM). However, future regulatory changes could limit our ability to use the CE mark and any new products we develop may not qualify for the CE mark. Failure to obtain authorization to use the CE mark or loss of such authorization would render us unable to sell our products in the European Economic Area and this would limit our potential.

THIRD-PARTY REIMBURSEMENT; PRICING PRESSURES

     Our commercial success will depend in part on the availability of adequate reimbursement from third-party healthcare payers, such as government and private health insurers and managed care organizations. Third-party payers are increasingly challenging the pricing of medical products and services. Even with an FDA approved device, third-party payers may not cover the device and related services, or they may place significant restrictions on the circumstances in which coverage will be available. Medicare reimbursement for use of the BioZ(R) product line is now available under the heading of plethysmography, but private third-party payers are not required to follow Medicare's lead. We may not be able to obtain a specific code for reimbursement of thoracic electrical bioimpedance tests in a reasonable time frame, or at all, from either Medicare or private third-party payers. In addition, reimbursement may not be at or stay at price levels sufficient to allow medical professionals to realize an appropriate return on an investment in our products. Downward pricing pressure in the industry could hurt our operations.

     Our business plan contemplates an income stream from sales of disposable sensors which are compatible with an installed base of our monitors. We may be subject to price competition from other sensor manufacturers.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

     We are dependent upon a limited number of key management and technical personnel and we do not have insurance on these people. The loss of the services of one or more of such key employees could hurt our business. In addition, our success depends upon our ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. We face intense competition in our recruiting activities and we may not be able to attract and/or retain qualified personnel.

DEPENDENCE ON RIVERTEK MEDICAL SYSTEMS FOR DEVELOPMENT SERVICES AND OTHER THIRD PARTIES FOR DEVELOPMENT AND MANUFACTURING SERVICES

     Our strategy for development and commercialization of certain of our products depends upon entering into various arrangements with third parties and upon the subsequent success of these parties in performing their obligations. It is possible that we will not be able to negotiate acceptable arrangements in the future or that our existing arrangements will not be successful. We rely heavily on contracted development services, particularly from Rivertek Medical Systems, Inc. Also, we currently assemble our BioZ(R) product line from components manufactured by others. Therefore, we are dependent on contract manufacturers.

SMALL MARKET FLOAT CAN PRODUCE BOTH STOCK PRICE VOLATILITY AND A POTENTIAL LACK OF LIQUIDITY

     Market float is the aggregate value of all of a company's publicly traded stock. Our market float is smaller than that of many other publicly traded companies. Because our market float is smaller, changes in the opinion of one investor or one analyst can have a significant effect on our stock price. As a result, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors beyond our control, including:

     .    Quarterly variations in operating results;

     . Announcements of technological innovations, new products or pricing by our competitors;

     . Changes in, or failure to meet, financial estimates of securities analysts;

     . The rate of adoption by physicians of thoracic electrical bioimpedance technology in targeted markets;

     .    Timing of patent and regulatory approvals;

     .    Timing and extent of technological advancements;

     .    Results of clinical studies;

     . The sales, by the Selling Shareholders or other persons, of derivative securities relating to CardioDynamics stock such as entering into short sales contracts which obligate the party to sell their shares for less than current market value in the future;

     .    General market conditions.

In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of the stock of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly influence the market price of our common stock. Our somewhat small market float may not be entirely adequate to provide market liquidity and mitigate stock price volatility.

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY

     Although we believe that we have effective patent protection, our patents and proprietary technology may not be able to prevent effective competition by others and our products could possibly be found to infringe the rights of others. Intellectual property litigation, whether defensive or offensive, would have no certain outcome other than to drain our resources.

     The validity and breadth of claims in medical technology patents involve complex legal and factual questions. Future patent applications may not be issued, the scope of any patent protection may not exclude competitors and it may not provide competitive advantages to us. Further, our patents may be found to be invalid, and other companies may claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Also, our existing patents might not cover products we want to bring out in the future. Moreover, when our key patents expire, the inventions will enter the public domain.

     Since patent applications in the United States are maintained in secrecy until patents issue, our patent applications may infringe patents that may be issued to others. In the event our products are found to infringe patents held by competitors, we may have to modify our product to avoid infringement, and it is possible that our modified products would not be commercially successful.

WE COULD BE REQUIRED TO ISSUE ADDITIONAL SHARES OF COMMON STOCK

     The holders of warrants to purchase our common stock and certain purchasers of our common stock in our May 1999 private placement could require us to issue additional shares of common stock to them pursuant to anti-dilution rights we have provided them. These rights would cause us to issue additional common stock upon exercise of their warrants if we sell common stock at a price less than the exercise price of their warrants or issue additional common stock to the purchasers in the private placement if the market price falls below certain target levels. If we need to sell common stock at a time when the market price for our shares is depressed, these anti-dilution rights could further depress the market price and could, in turn, impair our ability to raise needed capital.

ANTICIPATED RESALES OF  COMMON STOCK

     We have filed or will file registration statements with the SEC covering the potential resale by certain shareholders of up to 9,750,000 shares of common stock (including the shares subject to this prospectus). The existence of a substantial number of shares of common stock subject to immediate resale could depress the market price for the common stock and, in turn, impair our ability to raise needed capital.

LOW STOCK PRICE COULD RESULT IN OUR BEING DE-LISTED FROM NASDAQ AND SUBJECT US TO REGULATIONS WHICH COULD REDUCE OUR ABILITY TO RAISE FUNDS

     If our stock price were to drop below $1.00 per share and remain below $1.00 per share for an extended period of time, certain NASDAQ regulations would require the de-listing of our shares and then our shares could no longer be traded on NASDAQ. In such an event, our shares could only be traded on over-the-counter bulletin board systems. This method of trading could significantly impair or completely remove our ability to raise new capital.

     In the event that we were de-listed from NASDAQ due to low stock price, we might be subject to certain rules, called penny stock rules, that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative and current quotations for the securities, and monthly statements must be sent disclosing recent price information.

     In the event our common stock becomes characterized as a penny stock, our market liquidity could be severely affected. In such event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell our common stock and thus, the ability of purchasers in this offering to sell their common stock in the secondary market.

RISKS ASSOCIATED WITH INTERNATIONAL ACTIVITIES

     We believe it is possible that international sales will represent a meaningful portion of revenue in the future (in fiscal 1998 international sales accounted for approximately 15% of our revenue). This would require significant management attention and financial resources and subject us to the risks of selling internationally. These risks include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions, and an adverse effect from reduced protection for intellectual property rights. We would have to comply with a variety of foreign laws. In addition, fluctuations in the rates of exchange could increase the price in local currencies of our products in foreign markets and make our products relatively more expensive than competitors' products that are denominated in local currencies.

PRODUCT LIABILITY RISK AND PRODUCT RECALL; LIMITED INSURANCE COVERAGE

     The nature of our business exposes it to risks of product liability or product recalls that are typical in the medical devices industry. Medical devices as complex as ours frequently contain errors or failures, especially when first introduced or when new versions are released. Our products are designed to be used in certain procedures where there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or may in the future receive, regulatory clearance for commercial sale.

     We did not carry product liability insurance during certain periods before May 15, 1995. So far, this has not hurt us. Since then, we have maintained product liability insurance at levels that we believe are sufficient and consistent with industry standards for companies with our current sales levels. We intend to increase our product liability insurance policy limits as sales grow. Currently, our product liability insurance policy limits are $5,000,000 per occurrence and $5,000,000 in the aggregate. Our product liability insurance may not be adequate and it is possible that such insurance coverage may not continue to be available on commercially reasonable terms or at all. In addition, product liability claims or recalls could hurt us in various ways even if we have adequate insurance coverage.

UNCERTAINTY AND POTENTIAL NEGATIVE EFFECTS OF HEALTHCARE REFORM

     The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to:

     .    Increase access to health care for the uninsured;
     .    Control the escalation of healthcare expenditures within the economy;

     . Use of health care reimbursement policies to help balance the federal budget.

We anticipate that Congress and state legislatures will continue to review and assess such proposals, and public debate of these issues will likely continue. We cannot predict which, if any, of such reform proposals will be adopted and when they might be adopted. Other countries also are considering healthcare reform. Significant changes in healthcare systems could have a substantial impact on the manner in which we conduct our business and could disrupt our strategies.

NO DIVIDENDS

     We do not intend to pay any cash dividends on the common stock any time soon. Payment of such cash dividends would, in any event, be prohibited or limited under the terms of our bank loans.

YEAR 2000 RISKS

     Many computer systems experience problems handling dates beyond the year 1999. This issue will impact virtually any business that relies on computers. In addition to our own potential problems, there are governmental agencies, financial institutions, utilities and other basic service providers that may encounter problems that are outside of our control. In order to correct this issue, some computer hardware and software will need to be modified prior to the year 2000 in order for it to remain functional. We have taken steps to assess the internal readiness of our computer systems and the compatibility of our products for handling the year 2000 issue. We have created a Year 2000 task force which is addressing these issues. The project has been broken down into the following phases.

      . Awareness: To create awareness of the potential business implications of the Year 2000 challenge within CardioDynamics. Our employees, when appropriate, will be kept informed of the news and issues related to the Year 2000 issue. We have focused on both our information technology systems as well as our products.

     . Inventory and Assessment: We have inventoried all of our computer software and hardware as well as facilities, telecommunications, and external interfaces. Significant third party vendors will be contacted to determine their Year 2000 readiness.

     . Renovation: As problems are discovered, strategies will be developed to either correct the problem or determine if new equipment or software is necessary.

     . Testing: Testing of our systems will continue to occur to determine whether they are performing reliably under Year 2000 conditions. All of our internal systems and workstations have been successfully tested for Year 2000 compliance.

     . Implementation: Upon successful completion of the testing process the assets will be reintroduced into production in order to allow adequate time to prevent any unforeseen circumstances.

As of August 31, 1999 we have completed the awareness and inventory and assessment stages and anticipate completing any necessary renovation, testing and implementation within the next two months. We have already determined that our internal information systems, including individual workstations and our manufacturing requirements planning system, are certified as Year 2000 complaint. Additionally, our newest products have been specifically tested for Year 2000 performance and no significant Year 2000 problems have been identified. We are still in the process of certifying key third party vendors' Year 2000 compliance. Renovation and testing has begun as problems are identified. In addition, we have and continue to consider contingency plans in the event that our internal systems, products or suppliers are not Year 2000 compliant.

We plan to have all stages of the Year 2000 project completed no later than the fall of 1999. Thus far, we have not had to spend significant amounts of money through this stage of the process. We currently believe that the cost of addressing this issue will be less than $50,000 and will not have a significant effect on us. Based on our assessments, the most likely worst case scenario could include: vendors of our most important goods and services, or suppliers of our necessary energy, telecommunications and transportation needs, failing to provide us with the materials and services which are necessary to produce and sell our products.

                            FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

                               SELLING SHAREHOLDERS

     On August 25, 1999, AGR Halifax Fund, Ltd., Raphael, L.P., Ramius Fund, Ltd., AG Super Fund International Partners, L.P., GAM Arbitrage Investments, Inc.; AFO Capital, LLC and Leonardo, L.P., former holders of our Series A preferred stock and the selling shareholders, agreed to release certain rights they held to cause us to issue shares of Series B preferred stock to them in exchange for issuance of warrants to purchase up to 375,000 shares of our common stock at an exercise price of $3.54 per share. The warrants expire on August 25, 2004.

     Except as otherwise indicated in this prospectus, the selling shareholders have not had a material relationship with us within the past three years other than as a result of ownership of our securities. The numbers set forth in the column "Number of Shares Being Offered" below constitute all of the shares that AGR Halifax Fund, Ltd., Raphael, L.P., Ramius Fund, Ltd., AG Super Fund International Partners, L.P., GAM Arbitrage Investments, Inc.; and AFO Capital, LLC and Leonardo, L.P., as the selling shareholders, may distribute in this offering; however, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares and the table below assumes the sale of all shares. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time after the shares are issued upon exercise.

     In connection with the receipt of the warrants, each selling shareholder represented that it was acquiring the warrants, and would acquire our common stock, for investment and not with a view to distributing our common stock, and that the selling shareholder was an accredited investor, as defined in Rule 501(a) under the Securities Act. We agreed in connection with issuance of the warrants that the shares issuable upon exercise of the warrants by the selling shareholders would be registered for resale in a Registration Statement on Form S-3. The registration rights provisions of the warrants require us to bear all registration expenses other than fees and expenses of counsel for the selling shareholders and underwriting discounts and commissions and brokerage commissions and fees. Accordingly, we filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the shares from time to time. We also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all of our common stock offered hereby has been sold or until the shares are no longer, by reason of Rule 144 under the Securities Act, required to be registered for resale.

     The following table sets forth the name of the selling shareholders and the number of shares which may be offered pursuant to this Prospectus.


                                                          Number of
                                                         Shares Being
                   Selling Shareholders                    Offered
     ----------------------------------------------      -------------
     AGR Halifax Fund, Ltd.*                                150,000
     Raphael, L.P.**                                         15,000
     Ramius Fund, Ltd.*                                      30,000
     AG Super Fund International Partners, L.P.**            10,000
     GAM Arbitrage Investments, Inc.**                       10,000
     Leonardo, L.P.**                                        85,000
     AFO Capital, LLC                                        75,000
               TOTAL                                        375,000
                                                            =======

*  This selling shareholder is controlled by AG Ramius Partners, L.L.C.

** This selling shareholder is controlled by Angelo, Gordon & Co., L.P.; Angelo,
   Gordon & Co., L.P. has a sole general partner, AG Partners, L.P.


                               PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling shareholders and any donees and pledgees who may sell shares received from the named selling shareholders after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby (other than certain fees and expenses of the selling shareholders' counsel) will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions, through put or call transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Each selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule.

     When any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, when any selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                  LEGAL MATTERS

     Our outside law firm, Pillsbury Madison & Sutro LLP, San Diego, California will issue an opinion about the legality of the shares.

                                     EXPERTS

     The financial statements of CardioDynamics International Corporation as of November 30, 1998 and 1997, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

     Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

     Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in CardioDynamics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

     (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

     (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

     (iii) for any transaction from which a director derives an improper personal benefit;

     (iv) or acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

     (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

     (vi)  under Section 310 of the California Corporations Code; or

     (vii) under Section 316 of the California Corporations Code.

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

     We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.
We have entered into such indemnification agreements with each of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CardioDynamics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

     WHERE YOU CAN FIND MORE INFORMATION..................................   2

     ABOUT CARDIODYNAMICS INTERNATIONAL CORPORATION.......................   2

     RISK FACTORS.........................................................   3

     FORWARD-LOOKING STATEMENTS...........................................  11

     USE OF PROCEEDS......................................................  11

     SELLING SHAREHOLDERS.................................................  11

     PLAN OF DISTRIBUTION.................................................  12

     LEGAL MATTERS........................................................  13

     EXPERTS..............................................................  13

     INDEMNIFICATION......................................................  13

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various costs and expenses we are paying with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration fee.

     SEC Registration Fee....................................    $   369.05
     Printing Expenses *.....................................    $   500.00
     Expenses associated with complying with various states'
      registrations*.........................................    $ 3,000.00
     Legal Fees and Expenses*................................    $ 3,000.00
     Nasdaq SmallCap Market Listing Fee*.....................    $ 3,750.00
     Accounting Fees and Expenses*...........................    $ 2,000.00
     Miscellaneous*..........................................    $ 1,380.95
                                                                 ----------
     Total...................................................    $14,000.00
                                                                 ==========
---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law allows companies to indemnify their officers and directors against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

     Article Three of our Bylaws provides that we shall indemnify any person who is or was a director, officer, employee or agent of ours, or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a lawsuit by reason of that person's relationship with us, may be paid by us in advance of the final disposition of such lawsuit after we receive an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

     Our Articles of Incorporation, as amended, provide that none of our directors shall be liable for monetary damages in an action by or in CardioDynamics' right for breach of a director's duties to us and our shareholders, as set forth in Section 309 of the California Corporations Code. However, such provision does not eliminate or limit the liability of a director:

     (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law;

     (ii) for acts or omissions that a director believes to be contrary to our best interests or those of our shareholders or that involve the absence of good faith on the part of a director;

     (iii) for any transaction from which a director derives an improper personal benefit;

     (iv) for acts or omissions that show a reckless disregard of the director's duty in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to us or to our shareholders;

     (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to us;

     (vi)  under Section 310 of the California Corporations Code; or

     (vii) under Section 316 of the California Corporations Code;

Such provision eliminating liability does not eliminate or limit the liability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

     We are authorized to provide indemnification of our agents (as defined in Section 317 of the California Corporations Code) for breach of duty to us and our shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.
We have entered into such indemnification agreements with each of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CardioDynamics pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

     EXHIBIT NUMBER

     5.1   Opinion of Pillsbury Madison & Sutro LLP.

     23.1  Consent of KPMG LLP, Independent Auditors.

     23.2  Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

     99.1 Form of Warrant to Purchase shares of common stock dated August 25, 1999.

     99.2 Letter agreement dated August 25, 1999 with respect to the release of rights to purchase Series B preferred stock in exchange for issuance of warrants.

ITEM 17.  UNDERTAKINGS

     We hereby undertake:

     (1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

     (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering; and

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 1st day of October, 1999.

                              CARDIODYNAMICS INTERNATIONAL CORPORATION

                              By /s/  Michael K. Perry
                                 -----------------------------------------
                                 Michael K. Perry, Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Michael
K. Perry and Stephen P. Loomis, and each of them, as attorneys-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                                             Title                               Date
            ---------                                            ------                               ----
/s/  Michael K. Perry                              Director and Chief Executive Officer         September 26, 1999
------------------------------------------            (Principal Executive Officer)
        Michael K. Perry

/s/  Stephen P. Loomis                          Vice President, Finance and Chief Financial     September 26, 1999
------------------------------------------         Officer (Principal Financial Officer and
          Stephen P. Loomis                             Principal Accounting Officer)

/s/  Louis P. Ferrero                                            Director                       September 26, 1999
------------------------------------------
          Louis P. Ferrero

/s/  Cam L. Garner                                               Director                       September 26, 1999
------------------------------------------
           Cam L. Garner

/s/  James C. Gilstrap                                           Director                       September 26, 1999
------------------------------------------
         James C. Gilstrap

/s/  Richard O. Martin                                           Director                       September 26, 1999
------------------------------------------
          Richard O. Martin

/s/  Allen E. Paulson                                            Director                       September 26, 1999
------------------------------------------
          Allen E. Paulson

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                    EXHIBITS

                                       TO

                                    FORM S-3

                                     UNDER

                             SECURITIES ACT OF 1933

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number      Exhibit
-------     -------

5.1         Opinion of Pillsbury Madison & Sutro LLP.

23.1        Consent of KPMG LLP, Independent Auditors.

23.2        Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).

99.1        Form of Warrant to Purchase shares of common stock dated
            August 25, 1999.

99.2 Letter agreement dated August 25, 1999 with respect to the release of rights to purchase Series B preferred stock in exchange for issuance of warrants.